Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 (No. 333-222767) of Teva Pharmaceutical Industries Limited of our reports dated February 12, 2018 relating to the financial statements, financial statement Schedule II – Valuation and Qualifying Accounts and the effectiveness of internal control over financial reporting, which appear in Teva Pharmaceutical Industries Limited Annual Report on Form 10-K for the year ended December 31, 2017. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Kesselman & Kesselman

Certified Public Accountants (lsr.)

A member firm of PricewaterhouseCoopers International Limited

Tel-Aviv, Israel

March 26, 2018